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Exhibit 5

212-450-4000

December 23, 2003

Jacuzzi Brands, Inc.
777 S. Flagler Drive, Suite 1108
West Palm Beach, FL 33401

Ladies and Gentlemen:

     We have acted as special counsel to Jacuzzi Brands, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 9-5/8% Senior Secured Notes Due 2010 (the “New Securities”) for any and all of its outstanding 9-5/8% Senior Secured Notes Due 2010 (the “Old Securities”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the New Securities have been duly authorized by the Company and, when executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms except (A) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights and remedies generally, (B) as to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (C) to the extent that a waiver of rights under any usury law may be unenforceable.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Legal Matters” in the Prospectus contained in such Registration Statement.

     This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ DAVIS POLK & WARDWELL